EXHIBIT 99.1

MEMORANDUM OF UNDERSTANDING

by and among

California Department of Water Resources,

as the Purchaser,

San Diego Gas & Electric, a California corporation,

as the Seller

and

Sempra Energy, a California corporation,

as the Parent

June 18, 2001

TABLE OF CONTENTS

Section                                                                                                                                  Page

                    1. Purpose *

2. General Overview *

3. Utility Retained Generation *

4. Transmission Sale *

(a) Purchase of Assets *

(b) Agreements; Form of Transaction *

(c) Purchase Price *

(d) Use of Proceeds *

(e) Closing Conditions *

(f) IDB's *

5. Right of First Opportunity to Acquire Additional Lands *

6. Claims Against Third Parties *

7. Tax Payments *

8. Tax Benefits *

9. Procurement Obligations *

10. Capital Commitment by Parent *

11. Certain CPUC Implementing Decisions *

12. Release of Claims *

13. Implementation Principles *

15. Signatures *

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING ("MOU") is being entered into as of June 18, 2001, by and among the California Department of Water Resources ("CDWR") separate and apart from its powers and responsibilities with respect to the State Water Resources Development System, San Diego Gas & Electric Company, a California corporation ("Utility"), and, as to Section 7 and 10 below, Sempra Energy, a California corporation ("Parent").

  Purpose

The purposes of this MOU are to:

    Set forth the understandings reached by the parties above (the "Parties") about a plan (the "Plan") to provide affordable and reliable electricity to customers of Utility by, among other things, maintaining the output of certain of Utility's retained generation on a cost-of-service basis, providing for the disposition of certain rights to power under certain power contracts owned by Utility, providing for certain arrangements to be entered into between CDWR and Utility regarding procurement of Utility's "net short" electric requirements for retail customers within Utility's service area for certain periods as more fully described in Section 9 below, providing for CDWR or another authorized agency of the State of California (the "State") to acquire Utility's transmission system (the "Transmission Sale"), providing for the settlement, disposition and elimination of the balance in Utility's A.B. 265 undercollection balancing account (the present balance of which is approximately $750 million) without increasing base electric rates, and providing for certain rights to be granted by Utility with respect to certain lands described herein (certain parcels of which may have environmental mitigation, wildlife habitat conservation or other public interest value);

    Provide a framework for the timely implementation of those understandings; and

    As part of that implementation, provide for the resolution of certain claims which Utility may have against the State of California and certain agencies and subdivisions thereof and for the resolution of certain other disputes.

It is expressly understood that the Parties will act in good faith to implement all the elements of this MOU, and that the Governor of the State of California has endorsed such implementation. Such implementation shall include seeking to obtain the consents and authorizations contemplated herein. In addition, it is expressly understood that there is no intention to change Utility's continuing to be a public utility that is subject to the jurisdiction of the California Public Utilities Commission (the "CPUC"). The Parties recognize, in order for a number of the initiatives contemplated by this MOU to be fulfilled, certain actions and approvals will need to be obtained by Utility from the CPUC in appropriate proceedings. Those actions and approvals are referred to herein as the "CPUC Implementing Decisions." Inasmuch as the CPUC is an independent regulatory agency which may within its discretion determine to adopt or not adopt the actions and approvals that are described herein as "CPUC Implementing Decisions," this MOU provides for certain rights on the part of Utility to terminate the implementation of this MOU in the event that the CPUC does not adopt all of the actions and approvals expressly characterized herein as "CPUC Implementing Decisions" within the time periods more fully set forth below.

Subject further to the CPUC Implementing Decisions, nothing herein shall prohibit the CPUC from employing ratemaking and regulatory techniques, methods and standards that have been historically used and may be used or implemented in the regulation of public utilities.

Nothing herein is intended to provide Utility with actual recovery of a cost more than once. In such instance, if any, the CPUC is authorized to adjust rates to prevent multiple recovery of such cost.

  General Overview

The Plan is comprised of the elements described in more detail in Sections 3 through 12 of this MOU. The Plan will be implemented through a combination of the following:

    Legislative action authorizing CDWR or another State entity to acquire Utility's transmission assets and enter into and implement the applicable contracts and activities with respect thereto contemplated herein (other than in Section 5 below) (such action is referred to herein as the "Required Legislation");

    Contracts directly between Utility and CDWR or other pertinent State agencies;

    Regulatory decisions, including actions by the Federal Energy Regulatory Commission ("FERC") and the CPUC Implementing Decisions;

    Releases of certain claims of Utility as more fully provided below; and

    Cooperation and coordination regarding the pursuit of certain claims by Utility against third parties as more fully provided herein.

Further principles of implementation are set forth in Section 13, and agreed upon next steps are provided in Section 14.

The Plan is intended to benefit ratepayers by providing for the settlement, disposition and elimination of the balance in Utility's A.B. 265 undercollection balancing account without increasing base electric rates. Utility's A.B. 265 undercollection balancing account is sometimes referred to herein as Utility's "Energy Rate Ceiling Revenue Shortfall Account" or "ERCRSA." The adjustments and reductions of the balance in ERCRSA as contemplated in this MOU will require the adoption of certain of the CPUC Implementing Decisions described herein to become effective.

This MOU is being entered into concurrently with the execution of a Memorandum of Understanding (the "ORA MOU") between Utility and the Office of Ratepayer Advocates of the CPUC ("ORA"), which provides for the execution and delivery by Utility and ORA of a settlement agreement (the "ORA Settlement Agreement"). The ORA Settlement Agreement will be documented in a formal settlement agreement and submitted to the CPUC pursuant to the provisions of Rule 51 of the Commission's Rules of Practice and Procedure. Approval of the ORA Settlement Agreement by the CPUC, together with a finding that such settlement agreement completes the reasonableness review provided for in A.B. 265, on or prior to the later of ninety (90) days after the date that Utility files its pleading seeking approval of the ORA Settlement or November 1, 2001 (the "Outside ORA Settlement Date") is one of the CPUC Implementing Decisions. If approved by the CPUC, the ORA Settlement Agreement will settle all disputes which exist between the ORA and Utility concerning Utility's procurement practices from July 1, 1999 through February 7, 2001, and, among other things, will provide for a write-off of a portion of the balance of Utility's ERCRSA in the amount of $100,000,000 plus interest thereon at the ERCRSA rate from June 1, 2001, at such time as the CPUC's approval thereof shall be final and nonappealable.

This MOU also contemplates that, as a CPUC Implementing Decision, not later than July 16, 2001 (the "Outside CPUC Settlement Date"), the CPUC and Utility shall, in compliance with applicable CPUC procedures, enter into a settlement agreement (the "Proposed CPUC Settlement Agreement") which will resolve certain disputes concerning the Intermediate Term Contracts (as defined below) which have been raised by Utility in its petition for writ of review filed on June 4, 2001 with the California 4th District Court of Appeals seeking to have D. 01-05-035 and D. 01-01-061 overturned on numerous grounds. If approved by the CPUC, that settlement will (i) settle the treatment of the Intermediate Term Contracts, (ii) provide for a write-off of a portion of the balance of Utility's ERCRSA in the amount of $219,000,000 plus interest thereon at the ERCRSA rate from June 1, 2001 at such time as the CPUC's approval of the Proposed CPUC Settlement Agreement shall have become final and nonappealable, and (iii) contain CPUC's approval of the transfer to CDWR of rights to power provided under such contracts pursuant to a power purchase contract on terms acceptable to CDWR, effective June 1, 2001. That settlement agreement will also contain a release of claims relating to the Intermediate Term Contracts, as required pursuant to Section 12 below.

Utility agrees to hold in abeyance its application for a rate surcharge (A-01-01-044) for so long as adoption or approval by the CPUC of the CPUC Implementing Decisions is pending, but in any event not later than November 1, 2001 unless such decisions have been adopted or approved prior thereto, in which case such application shall be withdrawn.

  Utility Retained Generation

Subject to adoption of the CPUC Implementing Decisions that are described in clauses (a), (b), (c) and (d) of Section 11 of this MOU, Utility's generation assets, including all energy, capacity, ancillary services, and any combination thereof, to which Utility has a contractual right (collectively "URG"), will be committed, to cost-based ratemaking for Utility's bundled service customers, and Utility will not seek authority to sell such assets, through December 31, 2010. In addition, Utility will operate all URG that is subject to its control in accordance with good utility practices, subject to the further terms hereof. Utility's URG includes its interests in Units 2 and 3 of the San Onofre Nuclear Generating Station ("SONGS"). URG also includes, for their respective terms, power purchase contracts that Utility currently has, and other contractual rights that Utility currently has, to purchase energy, capacity, ancillary services and any combination thereof, from other utilities, power suppliers or qualifying facilities; provided that, for purposes of this MOU, URG does not include Utility's interests in that certain agreement entered into between Utility and Louisville Gas & Electric Energy Marketing Inc. for 100 MW and 50 MW for 1998 through 2001 (later assigned by the seller to Avista) or that certain agreement entered into between Utility and PacifiCorp for 100 MW for 1998 through 2001, or in any options, swaps or other contractual arrangements with third parties relating to the delivery of electricity under said contracts entered into in order to change the ultimate point of delivery thereunder to SP 15 or any other point or points of delivery to which the parties may mutually agree (the foregoing agreements, options, swaps or other contractual arrangements are referred to herein as the "Intermediate Term Contracts").

This MOU does not address any aspects of the status and ratemaking treatment of the URG or the ratemaking treatment therefor after December 31, 2010, and does not bind any party to any obligation or exempt any party from any requirement in respect thereof.

In return, Utility will be entitled to collect revenues sufficient to cover its costs associated with its URG (and all costs for ancillary services, ISO costs allocated to Utility and other costs associated with CDWR's procurement of the net short allocated to Utility as contemplated by Section 9) on a timely basis, in accordance with the principles of cost-based ratemaking as applied in this State. In this regard, one of the CPUC Implementing Decisions shall be the adoption by the CPUC of procedures (which may include one or more balancing accounts and trigger mechanisms) designed to ensure that any undercollection or overcollection of URG costs (provided that actual costs of URG shall equal authorized costs, except for variable fuel costs), costs for ancillary services, ISO costs allocated to Utility and costs associated with CDWR's procurement of the net short allocated to Utility will be reconciled in a timely manner and that any undercollection can be financed (in the capital or credit markets) on reasonable terms consistent with Utility continuing to be an investment grade credit (the "URG Cost Recovery Mechanism").

Subject to the further provisions of this MOU respecting recovery of investments, and the ratemaking principles set forth herein, a CPUC Implementing Decision shall provide with respect to Utility's interest in SONGS 2 and 3 as follows:

    For SONGS 2 and 3, other than transmission-related costs, operating costs will be recovered through December 31, 2003 through the existing Incremental Cost Incentive Procedure ("ICIP").

    From January 1, 2004 through December 31, 2010, Utility's costs associated with its interest in SONGS 2 and 3 shall include all customary categories of operating costs (including, but not limited to, fuel costs (fixed and variable), operations and maintenance expenses (including shutdown O&M), costs of emissions credits, direct, joint and common administrative and general (A&G) costs (excluding non-site specific general plant, which shall be treated as a capital cost, but including operating and maintenance costs and A&G costs charged to Utility by the operator of the plant), taxes, scheduling and dispatch costs, congestion costs, ancillary service costs, and other transmission-related costs charged to generators) and decommissioning costs.

    Effective as of January 1, 2002, an amount equal to $133,000,000 (such amount is referred to in this MOU as the "SONGS equalization adjustment") shall be credited as a regulatory asset in respect of Utility's interest in SONGS 2 and 3, and depreciated over the period beginning on January 1, 2002 and ending December 31, 2010, and effective on January 1, 2002, the balance in ERCRSA shall be reduced by the sum of $146,000,000 on account thereof. The return which Utility is entitled to recover in rates on that portion of its rate base which is attributable to such regulatory asset shall equal Utility's authorized weighted average cost of capital. In the CPUC Implementing Decision approving the SONGS 2 and 3 equalization adjustment and the recovery thereof, the CPUC shall provide, in the event of a permanent shutdown of SONGS 2 and 3 prior to the end of the applicable depreciation period, for the treatment of Utility's unamortized regulatory asset in respect of SONGS 2 and 3, Utility's unamortized incremental capital expenditures for SONGS 2 and 3 incurred after December 31, 2003, and any other reasonable and prudent costs incurred by Utility in connection with the shutdown and decommissioning of the units, in a manner consistent with the CPUC's previously authorized treatment of unamortized nuclear power plant costs in connection with the shutdown of the San Onofre Nuclear Generating Station 1 nuclear power plant prior to the expiration of its useful life.

    Through December 31, 2003 incremental capital expenditures for SONGS 2 and 3 will be recovered through the ICIP mechanism. All reasonable and prudent incremental capital investments for SONGS 2 and 3 put into service after December 31, 2003, including income taxes and a full return on investment, will be recovered in rates from the time they are placed in service, and such incremental investment will be depreciated over the expected remaining useful life of the plant in question, which will be determined by the remaining term of the applicable license for each plant, granted to Utility by the Nuclear Regulatory Commission ("NRC"), as such licenses may be extended by the NRC.

    Prior to January 1, 2002, Utility shall not recover or seek to recover any portion of ERCRSA to be credited as the SONGS equalization amount, unless the CPUC shall disapprove the proposed CPUC Implementing Decision for SONGS 2 and 3 described in this Section 3.

Under current CPUC decisions, net revenues from SONGS 2 and 3 after 2003 are subject to a sharing mechanism whereby profits (as defined) are shared equally between shareholders and customers. The foregoing CPUC Implementing Decision shall provide that such sharing mechanism, and all associated provisions for transfer of post-ICIP cost responsibility to Utility, will be eliminated after December 31, 2003 and through December 31, 2010.

  Transmission Sale

    Purchase of Assets

Subject to the Required Legislation and the negotiation and execution of the pertinent contracts, CDWR or another authorized State agency (the "Purchaser") will purchase Utility's transmission system.

Subject to the further provisions of this MOU, the Transmission Sale includes all of Utility's right, title, and interest to: (i) all transmission assets under ISO control; (ii) any other assets not under ISO control that are used exclusively in connection with transmission and included in Utility's FERC rates charged to Utility's bundled service customers, or, in the case of any such assets acquired after the date of such rates, includable in Utility's FERC rates charged to Utility's bundled service customers; and (iii) related agreements and contracts. The transmission assets shall also include rights to the real property associated with or held for use in connection with the transmission system ("Real Property") as well as other mutually agreed-upon assets and rights of Utility in assets which are subject to joint interests of other parties, including shared assets and rights, it being understood by the parties that the transmission assets to be acquired by the Purchaser, whether through the acquisition of assets to be exclusively owned by the Purchaser or through the acquisition of rights in shared assets, shall be sufficient for the Purchaser to acquire a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively. It is also understood by the Parties that Utility's transmission system has been built and operated on a fully integrated basis with Utility's distribution system and that the Purchaser's operation of the transmission system and Utility's operation of the distribution system will therefore necessarily involve mutually acceptable arrangements for the sharing by Utility and the Purchaser of certain systems and assets (including certain Real Property) to avoid duplicative and potentially substantial costs to ratepayers and taxpayers. To the extent the Purchaser desires physical separation of transmission assets from distribution assets, the costs of such separation, if feasible, will be borne by the Purchaser. The Real Property and other assets included in the Transmission Sale are collectively referred to herein as, the "Purchased Assets."

Subject to the further provisions of this MOU, title transferred to the Purchaser will be the same as Utility's title, provided that the Purchased Assets will be transferred free and clear of liens and encumbrances securing Utility's indebtedness for money borrowed or other obligations of Utility not related to the transferred assets or (unless the same has been adjusted for in the purchase price or in prorations) not required to be assumed by the Purchaser hereunder; provided, that the Definitive Agreements shall include provisions pursuant to which, if Utility is unable, after using commercially reasonable efforts, to obtain the release of any liens or encumbrances which it is responsible to release in connection with the sale of the Purchased Assets (other than liens or encumbrances securing indebtedness for borrowed money), then such failure shall not be a failure of the foregoing condition or otherwise a default on the part of Utility if Utility is diligently contesting such lien or encumbrance; Utility indemnifies the Purchaser from and against any liability, damage, cost or expense incurred by it on account thereof; and such lien or encumbrance has no material adverse effect on Purchaser's ownership or operation of a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively.

Utility will retain all of its right, title and interest in and to its existing assets used exclusively in the operation of its non-transmission business, such as generation assets (other than designated assets specified in the Purchase and Sale Agreement, such as mutually agreed upon radial lines), assets used in Utility's distribution business, communications facilities, protection systems, control facilities and gas assets, and Utility will retain rights in other assets necessary for the continued operation of such retained assets, all as may be sufficient for Utility to retain functional systems for such retained assets capable of providing services of the type that such assets have provided in the past, with sufficient rights to repair and upgrade such assets, to operate them efficiently and effectively, and to extend such services into additional portions of Utility's service area. The Purchase and Sale Agreement will set forth the procedures and methods for transferring and retaining interests in assets that are to be shared by the Parties after the closing (because of the integrated nature of the transmission and electric distribution and gas businesses), provided that each Party will be entitled to the economic benefit of its ownership or rights in a shared asset. The Parties will in any event grant and reserve, as appropriate, such licenses, easements and reciprocal easements as may be necessary or, in the reasonable judgment of the Parties, desirable, to permit the Parties to own, operate and maintain their respective assets and their interests therein and to permit such assets to provide services of the type that such assets have provided in the past, with sufficient rights to repair and upgrade such assets, to operate them efficiently and effectively, and to extend such services into additional portions of their respective service areas. Such licenses, easements and reciprocal easements shall, among other things, assure ingress, egress and access; provide for access to and maintenance of utilities needed for the operation of such assets; provide for the support of buildings and other structures and fixtures; permit maintenance, relocation, construction and alteration; and protect against encroachment, all as provided for in the Definitive Agreements and subject to appropriate limitations and protections to be provided for therein.

Provisions of the Purchase and Sale Agreement will also provide that, if the Purchaser, at any time and from time to time within five (5) years after the Transmission Sale is consummated, grants a license or similar right to any non-governmental entity or agency (each "Non-governmental Entity") to use its transmission assets in Utility's service area in connection with a telecommunications business, the Purchaser will be obligated to offer similar non-exclusive license(s) to Sempra (which may assign such rights to a designated affiliate acceptable to Purchaser) on commercially reasonable terms to be negotiated by the parties at that time, which terms shall be no less favorable, when taken as a whole, than the terms of the license(s) granted by the Purchaser to such Non-Governmental Entity(ies); provided that the Purchaser shall have no further obligation to offer any such license to Sempra unless Sempra (or such designated affiliate) has accepted each offer made by Purchaser pursuant to such provisions.

If, following the Transmission Sale, the Purchaser decides to explore the possible offer for sale of all or substantially all of the Purchased Assets (including all or substantially all of a larger transmission grid of which the Purchased Assets may then form a part) through a competitive bidding process, the Purchase and Sale Agreement will provide to Utility a non-exclusive opportunity to bid for all, but not less than all, of the assets the Purchaser proposes to sell, on the same terms and conditions as may be applicable to the other bidders generally.

The Purchase and Sale Agreement will contain mutually agreed upon representations and warranties, which will not include any representations and warranties regarding or related to the physical condition of the Purchased Assets, but will include covenants regarding operations in the ordinary course. The assets will be sold to the Purchaser on an "AS IS, WHERE IS" and "WITH ALL FAULTS" basis, and the Purchaser will assume all liabilities related to the transferred assets, including all contractual obligations (including obligations to provide transmission service, upgrades or interconnections and, without limiting the parties' obligations under other provisions of this MOU, Utility's obligations under the Transmission Control Agreement with the ISO, if such assumption is required to transfer Utility's rights in the Purchased Assets or in order for Utility to be relieved of its ongoing obligations under the Transmission Control Agreement), environmental obligations, liabilities related to the operation of the assets and decommissioning obligations, subject to the following:

    Recurring operating expenses will be subject to customary pro-ration as of the closing;

    To the extent the cost of a liability has already been collected in rates by Utility, Utility will indemnify the Purchaser against such liability;

    Liabilities for pending insured claims (including deductibles applicable thereto) will be retained by Utility;

    Utility will assign its rights against insurers and third parties for liabilities assumed by the Purchaser and each Party will cooperate and assist the other in pursuing its rights against insurers and third parties related to assumed and retained liabilities, provided that if consent to such assignment is not received from insurers, then Utility will assign the insurance proceeds arising from such claims; Utility and the Purchaser will also negotiate provisions relating to the extension of claims periods under insurance policies related to the Purchased Assets, including provisions related to the cost thereof;

    Utility will indemnify the Purchaser for environmental liabilities which are the "fault" of Utility, which term shall be as defined in the Purchase and Sale Agreement (it being understood that liabilities related to EMF will be assumed by the Purchaser, except for EMF-related liabilities for which Utility would retain responsibility under the preceding bulleted provisions of this Section and the last two bulleted provisions of this Section);

    Utility will indemnify the Purchaser for other liabilities caused by Utility's gross negligence or willful misconduct prior to the Closing;

    Utility will indemnify the Purchaser for breaches of contract under contracts not assigned to the Purchaser;

    Non-ordinary course operating contracts to be assumed by the Purchaser will be disclosed in schedules to the Purchase and Sale Agreement which have been approved by the Purchaser and Utility;

    Material liabilities (to be defined in the Purchase and Sale Agreement) actually known to a responsible officer of Utility to be assumed by the Purchaser will be disclosed in schedules to the Purchase and Sale Agreement which have been approved by the Purchaser and Utility;

    The Purchaser will not assume liabilities for pre-closing taxes, pre-closing criminal violations, breaches of the Purchase and Sale Agreement or similar liabilities customarily excluded from "AS IS" transactions; and

    The Purchaser will not assume liabilities to the extent related to the assets and interests retained by Utility.

The Required Legislation will provide that from and after the sale of the Purchased Assets, transmission costs will be charged to retail customers within Utility service area by the Purchaser, and if requested, Utility will, as billing agent, bill such charges and remit to the Purchaser all amounts collected, less prorated uncollectibles.

    Agreements; Form of Transaction

In addition to a purchase and sale agreement for the Transmission Sale ("Purchase and Sale Agreement"), the Purchaser and Utility would enter into certain related agreements as part of the transaction (" Related Agreements"). These would include the following:

    O&M Agreement -- Pursuant to which the Purchaser, as the owner, shall have the right to make decisions commensurate with such interest, including the decisions to make upgrades and to establish budgets. In addition, pursuant to the O&M Agreement, Utility will provide operations and maintenance including routine planning and engineering on a non-exclusive basis, ordinary repairs and billing and collections services for a minimum term of three (3) years with renewal options exercisable by the Purchaser on commercially reasonable terms. Utility would be compensated through a fee to be negotiated. For work not included in the fee, Utility's charges will be determined in accordance with the O&M Agreement subject to audit by the Purchaser. The Purchaser will be responsible for the costs of all capital improvements. It is the intention of the Parties that the O&M Agreement be structured so that improvements thereunder can be financed by tax-exempt bonds to the extent reasonably practicable.

    Transmission Service Agreements -- Pursuant to which the Purchaser will agree to provide Utility with nondiscriminatory transmission service for its URG and will further agree to provide nondiscriminatory transmission service for other power being delivered to Parent (or its subsidiaries), Utility or their respective customers. Such agreement will also provide Parent with nondiscriminatory rights to interconnect Parent's (or its subsidiaries') new generation plants, whether sited in the U.S. or in Mexico, to the transmission grid transferred by Utility to Purchaser pursuant hereto.

    Facilities Services and Coordinated Operations Agreements -- Pursuant to which the Parties will agree to the delineation of responsibilities and costs (including the sharing of capital improvement costs) related to certain interrelated or shared assets.

The Purchase and Sale Agreement together with the agreements contemplated in Section 5 (opportunity to purchase the Additional Lands), Section 6 (agreements regarding claims of third parties), Section 10 (capital commitment of Parent) and the releases to be delivered pursuant to Section 12 are collectively referred to herein as the "Definitive Agreements." The Definitive Agreements and other contracts and agreements referred to herein (including, without limitation, the ORA Settlement Agreement, the Proposed CPUC Settlement Agreement (including the proposed power purchase agreement to be referred to therein) and the Restated CDWR Letter Agreement)), shall include all terms and conditions contemplated by this MOU that are to be implemented contractually, except as the Parties may mutually agree. The descriptions herein of the Definitive Agreements are intended as a summary, and do not contain an exhaustive list of all provisions to be addressed in such agreements; and provided, further, that any additional terms and conditions shall not be inconsistent with the terms and conditions contained in this MOU, except as the Parties may mutually agree.

The Definitive Agreements shall recognize that CDWR's actions as contemplated in this MOU shall be separate and apart from its powers and responsibilities with respect to the State Water Resources Development System and that any and all obligations incurred and the funding for all such obligations and activities arising from this MOU or the Definitive Agreements shall be separate and distinct from the funds, monies, and obligations of the State Water Resources Development System.

    Purchase Price

    The purchase price will be 2.3 times Utility's net book value for the Purchased Assets as of December 31, 2000, subject to verification by CDWR and its consultants of recorded amounts in accordance with provisions to be negotiated in the Purchase and Sale Agreement and the adjustments noted below. For purposes of this Section 4, "net book value" means the original cost recorded in Utility's books for a particular asset, less any accumulated depreciation. The Parties currently estimate that the unadjusted purchase price will be approximately $1 billion. The purchase price will be subject to the following adjustments:

    (1) To add the net book value at closing of reasonable and prudent capital additions made to the Purchased Assets after December 31, 2000 to the extent not recovered in transmission rates prior to the closing, provided that capital additions approved by CDWR or the ISO and capital additions that are in process or planned and that are disclosed in a schedule to the Definitive Agreements shall be deemed reasonable and prudent. Subject to the preceding sentence, capital additions that are in process at the time of the closing of the Transmission Sale will be valued at the investment made as of the closing date.

    (2) To add the net book value of any spare parts and similar current items to the extent included in the Purchased Assets;

    (3) To subtract the post-December 31, 2000 depreciation of the Purchased Assets;

    (4) To subtract the book value of any Purchased Assets existing as of December 31, 2000 that are sold after that date, provided that if such assets are not sold in the ordinary course of business and not replaced by assets intended as equivalent replacements, the amount subtracted shall be 2.3 times the book value of the sold assets; and

    (5) To add or subtract for such additional items as the Parties may agree upon.

    Items such as rent, insurance, taxes and the like that are customarily pro-rated for partial periods will be pro-rated at the closing.

    Use of Proceeds

    Proceeds from the Transmission Sale representing the net book value of the assets transferred at the closing (based on Utility's recorded amounts) will be used to reduce debt and equity (including through dividends, to the extent permitted by the California Corporations Code and consistent with Utility's authorized capital structure). The proceeds representing the gain on sale will be available for distribution to Utility's shareholders through dividends, to the extent permitted by the California Corporations Code.

    Closing Conditions

    In addition to any other conditions described in this MOU, closing of the Transmission Sale transaction will be subject to other mutually agreed upon conditions, including receipt of all necessary approvals, without unreasonable conditions materially adverse to either party, from FERC, the ISO and Utility's trustees, if required. It is contemplated that, regarding the sale of the Purchased Assets to the Purchaser and the other actions to be implemented pursuant to this MOU, the legislative authorization will dispense with CEQA compliance. It is also contemplated that, regarding the sale of the Purchased Assets to the Purchaser and the retirement of the IDB's, the Required Legislation will dispense with approvals by the CPUC. Such Required Legislation will also authorize the CDWR (or such other agency) and the Purchaser to enter into the transactions as contemplated hereby. The closing will also be conditioned upon the absence of any injunction, restraining order or other order restraining or prohibiting the consummation of the transactions contemplated in this MOU, and the absence of any suit by the Federal Government seeking to restrain or prohibit the consummation of the transactions contemplated in this MOU.

    Utility will be required to deliver assets and rights sufficient for the Purchaser to acquire a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively. Subject to the foregoing, the Parties intend that a failure to obtain a necessary consent or approval to transfer that relates to only a portion of the Purchased Assets, after the Parties have used commercially reasonable efforts to do so, or a third party's exercise of a right of first refusal, will not result in a failure of closing conditions so long as the Purchaser obtains substantially the same benefits of the contemplated bargain as described below. In the event such a consent or approval is not received in a timely manner, the Parties will work in good faith to provide substantially the same benefits of the contemplated bargain to each of them through contractual and other means not involving an actual transfer that is subject to such consent or approval. Without limitation, the benefits of the contemplated bargain include, in the case of the Purchaser, the ability of the Purchaser to have upgrades and improvements made to the transmission system intended to be purchased by the Purchaser hereunder, without any material limitation. If the Parties are unable to provide substantially the same benefits of the contemplated bargain through contractual and other means (but in all events subject to the condition that the assets and rights to be acquired by the Purchaser must be sufficient for the Purchaser to acquire a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively), then the portion of the Purchased Assets in question will not be transferred, and there will be an equitable adjustment in the purchase price. In the event of any such exclusion of assets and equitable adjustment of price, Utility shall nonetheless cooperate with the Purchaser after the closing in order to enable upgrades and improvements to be made to that portion of the Purchased Assets that are not transferred.

    IDB's

In connection with the closing of the sale of the Purchased Assets, the Purchaser shall, from such sources as it may determine, provide such funds as may be necessary to pay the principal, interest, premium and other costs necessary to defease that portion of those industrial development bonds, the proceeds of which were used to finance construction of certain of the Purchased Assets (and only to the extent used so to finance the construction of such assets), and in no event in an amount in excess of $180,000,000; provided, however, that, in lieu of the foregoing, the Purchaser may elect to assume such bonds (but only if, in the opinion of bond counsel satisfactory to Utility, such election would (i) have no adverse effect on the tax-exempt status of any bonds which would remain outstanding after such assumption the proceeds of which were used to finance construction of assets other than the Purchased Assets, and (ii) not result in a default by Utility under the indenture for such bonds).

  Right of First Opportunity to Acquire Additional Lands

  The parties shall negotiate, execute and deliver a contract pursuant to which Utility will grant to CDWR or an authorized State agency designated by CDWR (such agency is referred to herein as the "Purchasing Agency" ) a right of first opportunity upon notice from Utility, during the period through August 15, 2002, to make an offer to purchase the lands described on Schedule 1 attached hereto, including, without limitation, all related water rights (the "Additional Lands") before Utility agrees to sell or sells such Additional Lands to any third party for a price of less than $35,000,000 (or such lower amount as may be identified by Utility to the Purchasing Agency in accordance with the provisions of such contract from time to time). Such contract shall provide that, if the Purchasing Agency determines to exercise that right, the Purchasing Agency must make an offer by written notice to Utility within thirty (30) days after such notice from Utility (and such offer, if duly made within such time period at $35,000,000 or such lower price, shall be accepted by Utility, subject to the execution of a mutually acceptable purchase and sale agreement containing customary terms and conditions). Such right shall be exercisable during the period through August 15, 2002 even if the Purchasing Agency does not provide an offer to Utility on any single occasion. In the event that the Purchasing Agency makes an offer which is accepted by the Utility, in addition to any other applicable closing conditions that may be set forth in a purchase agreement regarding such transaction, the closing of the sale of the Additional Lands will be subject to receipt of all necessary approvals, without unreasonable conditions materially adverse to either party, from Utility's trustees, if required, and from the Metropolitan Water District (in respect of the transfer or vesting in favor of the Purchasing Agency of the water rights related to the Additional Lands). The contract setting forth the foregoing right, on terms and conditions mutually acceptable to the parties, shall be executed and delivered promptly (and in no event more than 30 days) following the execution of this MOU, but the rights granted to the Purchasing Agency thereunder shall be contingent upon the adoption of the CPUC Implementing Decisions described in clauses (a), (b), (c) and (d) of Section 11 of this MOU.

  Claims Against Third Parties

  The parties will negotiate concerning their mutual cooperation and coordination with respect to pursuing potential claims against third parties, including, without limitation third-party generators, with the expectation that responsibility for the pursuit of such claims and the allocation of the proceeds thereof (including allocation of any discount or credit realized by Utility after the date of this MOU in connection with the payment of any obligation included in the ERCRSA or otherwise included in rates) shall be apportioned in a manner as to achieve the maximum lawful recovery of claims for unlawful overcharges and other damages which Utility's ratepayers, shareholders and CDWR have borne, if any, and structured in such a manner as to provide incentives for the pursuit of the maximum permissible recovery, if any. To this end, a Definitive Agreement may contain provisions for the assignment of such claims from Utility to the State or its agencies at times and upon terms to be mutually agreed upon. Nothing in this paragraph shall require Utility to agree to take or assert any position that it does not believe is well-grounded in fact or in law, or which would contradict, undermine, or be inconsistent with positions Utility or its affiliates have taken or may reasonably be expected to take as a defendant in any overcharge litigation; provided, however, that if Utility fails to take or assert any action or position in relation to any claim on the basis of the foregoing qualifications, the foregoing agreement shall require Utility, upon demand by CDWR or other agencies of the State designated by CDWR, to assign to the CDWR or such other agency its right, title and interest in and to such claim and all causes of action relating thereto. The agreement setting forth the foregoing understandings shall be executed and delivered promptly (and in no event more than 30 days) following the execution of this MOU, but such arrangements shall be contingent upon the adoption of the CPUC Implementing Decisions described in clauses (a), (b), (c) and (d) of Section 11 of this MOU.

  Tax Payments

  Parent confirms that it has, in compliance with the tax sharing agreement between Parent and Utility, refunded to Utility its year 2000 estimated quarterly tax payments (approximately $77 million), and also has refunded an additional payment to Utility equal to the federal loss carryback (approximately $141.4 million) that Utility would have had if it were not part of Parent's consolidated group of taxpayers.

  Tax Benefits

  Any tax benefits that result from the timing difference between the incurrence of procurement costs included in the ERCRSA and the recovery thereof pursuant to the ORA Settlement Agreement will be used to benefit retail customers in a manner as more particularly to be provided in the Definitive Agreements.

  Procurement Obligations

  Under the terms set forth in letter agreements between Utility and CDWR, among other provisions, the agreements obligate CDWR to assume responsibility during certain periods for procuring the "full net short" power requirements of retail customers within Utility's service area (i.e., the power needed to meet the load of Utility's customers that is not met by Utility's URG). Substantially concurrently herewith, CDWR and Utility are entering into an amendment to these agreements, in a form mutually agreeable to the parties (the "Restated CDWR Letter Agreement").

  Notwithstanding anything to the contrary contained in the Restated CDWR Letter Agreement, Utility shall be obligated to resume procurement of the "residual net short" power requirements for retail customers within Utility's service area (to the extent the full net short is not covered by power provided under contracts entered into by CDWR that is made available to meet the load of Utility's customers) upon the earlier of January 1, 2003 or such date as is determined by CDWR upon not less than 180 days prior written notice to Utility (which notice may be given prior to and contingent upon the completion of the items in (i) and (ii) below), but any such resumption of procurement prior to January 1, 2003 shall not occur before (i) the CPUC shall have adopted the CPUC Implementing Decisions for the URG Cost Recovery Mechanism and the Procurement Cost Recovery Mechanism and shall have approved the ORA Settlement Agreement (and made the related finding referred to in Section 2), as described in clauses (a), (c) and (e) of Section 11 of this MOU and (ii) at least one of the other two major California-based investor-owned electric utilities shall have resumed procurement of its residual net short. Such date is referred to herein as the "Procurement Resumption Date." The foregoing provision is binding and effective upon the effectiveness of the Restated CDWR Letter Agreement, notwithstanding any other provision of this MOU and notwithstanding any termination of any of the parties' obligations under this MOU. Except as expressly provided in this paragraph, the Restated CDWR Letter Agreement shall be fully effective in accordance with its terms, notwithstanding any of the provisions of this MOU or any termination of any of the parties' obligations under this MOU.

  CDWR will identify to Utility the power available under contracts entered into by CDWR that is to be made available after the Procurement Resumption Date to meet the load of Utility's customers and will, subject to the express terms set forth in this Section 9, use good faith efforts to assist Utility in connection with an orderly transition to Utility's resumption of the procurement of the residual net short. In addition, after the Procurement Resumption Date, under conditions to be determined by CDWR but subject to the additional conditions in this paragraph, CDWR may elect to assign to Utility, or otherwise subcontract with Utility to assume or satisfy CDWR's obligations under, power procurement contracts which are identified by the CDWR or other authority or process as contracts which should be assigned or subcontracted to Utility for the benefit of Utility's customers (other than contracts between CDWR and affiliates of Utility). The Parties will work together to achieve this result without imposing direct or indirect financial risks on Utility in relation to those contracts. The Parties recognize that legislation may be needed to achieve this result.

  Given the magnitude of the net short, the practical ability of Utility to resume such procurement responsibility after the Procurement Resumption Date will depend in substantial part upon continuation of Utility's creditworthiness and its ability to recover such procurement costs in rates on a timely basis. Accordingly, the CPUC Implementing Decisions will include confirmation of Utility's entitlement to recover its reasonable procurement costs on a timely basis and establish procedures (which may include one or more balancing accounts and trigger mechanisms) designed to ensure that any undercollection or overcollection of procurement costs will be reconciled in a timely manner and any undercollection will be able to be financed (in the capital or credit markets) on reasonable terms consistent with Utility continuing to be an investment grade credit, and mechanisms to mitigate the potential risks of retrospective reasonableness review of procurement practices, including the development of a framework and criteria for procurement practices (the "Procurement Cost Recovery Mechanism"). The Procurement Cost Recovery Mechanism shall also provide that any contracts, if any, that CDWR assigns or subcontracts to Utility shall be deemed reasonable per se.

  In addition, Utility shall cooperate with CDWR in the implementation of AB X1-1, including provision by Utility of such information as CDWR may reasonably require in connection with the financing of its power purchase program. Utility and CDWR shall also execute a mutually approved servicing agreement (which shall not be treated as a Definitive Agreement hereunder) relating to the distribution, billing and collection of CDWR power for customers in Utility's service area.

  The Parties agree to discuss in good faith the terms pursuant to which Utility, as agent and not as principal, would be willing to assist CDWR in the management of its power purchase contracts, on terms to be resolved in a subsequent agreement. Such subsequent agreement shall not be considered a "Definitive Agreement" as defined herein.

  Capital Commitment by Parent

  Pursuant to an agreement to be entered into at such time as CPUC shall have adopted the CPUC Implementing Decisions for the URG Cost Recovery Mechanism and the Procurement Cost Recovery Mechanism, Parent shall commit to cause Utility and Southern California Gas Company to make capital investments in their businesses (exclusive of capital investments relating to Utility's transmission business) of at least $3.0 billion in the aggregate (plus, if the Transmission Sale shall not occur, additional capital investments in Utility's transmission business of at least $200 million (plus an additional $300 million if Utility funds the Valley Rainbow transmission line)) during the 6-year period from 2001 through 2006, or such lesser amount as the CPUC may approve, with the equity component thereof funded from utility retained earnings or, if insufficient, from Parent's equity investment, provided that Utility and Southern California Gas Company will receive a return of and on equity in retail rates in accordance with their respective authorized rates of return and amortization schedules from time to time in effect. Exclusive of capital investments relating to Utility's transmission business, the foregoing commitments represent an increase of approximately $600 million in the aggregate over the capital investments actually made in Utility and Southern California Gas Company during the 6-year period 1995-2000.

  Certain CPUC Implementing Decisions

The provisions of this MOU that are contemplated to be implemented through CPUC Implementing Decisions shall include the following, in addition to any other actions specifically identified herein as "CPUC Implementing Decisions":

    Approval of the settlement with the ORA, as provided in Section 2 hereof, on the terms set forth in the ORA MOU together with the finding that such settlement agreement completes the reasonableness review provided for in A.B. 265;

    Approval of the settlement of the claims set forth in Utility's petition for writ of review filed on June 4, 2001 with the California 4th District Court of Appeals seeking to have D. 01-05-035 and D. 01-01-061 overturned and related matters, as provided in Section 2 hereof;

    The URG Cost Recovery Mechanism;

    The arrangements provided for in Section 3 with respect to Utility's interests in SONGS 2 and 3;

    The Procurement Cost Recovery Mechanism;

    Approval of the SDG&E Advice Letters (AL 1262-E; AL 1270-E; 1284-E; AL 1286-E) that propose to transfer various overcollections currently totaling approximately $50 million to the ERCRSA to offset a portion of the current ERCRSA undercollection;

    Approval of an advice letter to be filed by Utility to transfer the overcollection (approximately $104 million) in Utility's transition cost balancing account ("TCBA") attributable to URG revenues to offset a portion of the undercollection in the ERCRSA;

    Approval of the transfer of any remaining undercollection balance in Utility's ERCRSA (after all other adjustments and reductions contemplated herein) to the TCBA, and continuation of Utility's A.B. 265 customers' CTC rate at not more than its current level at least until the TCBA balance reaches zero and without affecting recovery of other costs recoverable through the CTC rate;

    Approval of the (to-be-filed) request to move Utility's and Southern California Gas Company's cost-of-service/PBRs to test year 2004; and

    A favorable determination regarding Utility's right to recover in rates the expenses described in the last paragraph of Section 13.

  Release of Claims

As part of the implementation of the Plan, Utility will deliver one or more releases by which it will release the following claims:

  As part of the Proposed CPUC Settlement Agreement, Utility shall release any claims which Utility may have or could have had against the State of California, any agency, department or subdivision thereof, or the CPUC, for takings or otherwise, to the extent such claims arise from or relate to the Intermediate Term Contracts (other than claims arising under the power purchase arrangement referred to in the Proposed PUC Settlement Agreement). The claims so released shall include, without limitation, claims relating to the Intermediate Term Contracts which arise under A.B. 265, A.B. X1 1 and A.B. X1 6 and S.B. X1 43. Such release shall become effective at such time as the CPUC's approval of the Proposed CPUC Settlement Agreement is final and non-appealable.

  Upon the CPUC's approval of the CPUC Implementing Decisions that are described in clauses (a), (d), (f), (g) and (h) of Section 11 of this MOU, Utility shall release any claims which Utility may have or could have had against the State of California, any agency, department or subdivision thereof, or the CPUC, arising from any acts or occurrences at any time through at least June 1, 2001, for takings or under the filed rate doctrine or otherwise arising from or related to Utility's recovery or right to recover any balance in its A.B. 265 undercollection balancing account or arising as a result of the adoption of or any actions taken by the CPUC to implement A.B. 265, A.B. X1 1 and A.B. X1 6 and S.B. X1 43, including, without limitation, any determinations by the CPUC, State of California or any agency, department or subdivision thereof of the California Procurement Adjustment or the Fixed Department of Water Resources Set Aside. Such release shall become effective at such time as the CPUC's approval of each of the aforementioned CPUC Implementing Decisions is final and non-appealable. Utility shall tender such release in form and substance satisfactory to the State, and duly executed and delivered by Utility promptly (and in no event more than 30 days) following the execution of this MOU.

In addition, the parties will negotiate in good faith releases of certain other claims, including, without limitation, releases of claims of the type described in the second bullet point above that may have arisen after June 1, 2001 and prior to the effectiveness of such releases, but the failure to agree upon such other releases shall not affect the parties' other obligations under this MOU or under the releases described in the preceding bullet points.

  Implementation Principles

The MOU signifies the intention of the Parties to act in good faith to sponsor and support the Required Legislation and to act in good faith to negotiate final agreements for those elements of this MOU that are to be implemented by contract. As part of such intention, each Party will allow for reasonable due diligence by the other Party, and Utility will not seek to sell, encumber or otherwise dispose of the transmission assets to any other person or entity or submit any application in respect of the same to the CPUC or FERC.

Upon written notice by either Party to the other, either Party shall have the right at any time after December 31, 2001 to terminate its good faith obligations hereunder to sponsor, support or negotiate any elements of this MOU or the Plan which have not become binding in accordance with the express terms of any legislation or contract implementing the same by December 31, 2001 unless the Parties otherwise agree; provided that any such termination shall not affect (i) the obligation of any party under the ORA Settlement Agreement, the Proposed CPUC Settlement Agreement or any other agreement which has been entered into in accordance herewith and which has become binding in accordance with its terms, once executed and delivered by the applicable parties thereto; (ii) any release executed by a party hereto pursuant to this MOU once such release has become binding in accordance with the terms hereof; or (iii) subject to the powers of the CPUC, Utility's rights and obligations under any CPUC Implementing Decision once that decision has become effective.

In addition, subject to the proviso in the preceding paragraph, upon written notice by either Party to the other, either party (or, in the case of (d) below, Utility only) shall have the right to terminate its good faith obligations hereunder to sponsor, support or negotiate any elements of this MOU or the Plan that have not theretofore become binding in accordance with the express terms of any legislation or contract implementing the same, in the event that any of the following (each, a "Material Adverse Change") occurs: (a) in the event any law is passed, adopted or repealed or regulatory action taken which, in the good faith judgment of such Party, would materially impede or frustrate the ability of the Parties to effectuate any material element of the Plan; (b) in the event the CPUC has not approved the ORA Settlement Agreement on or prior to the Outside ORA Approval Date or has not approved the Proposed CPUC Settlement on or prior to the Outside PUC Settlement Date, or in the event that any other actions and approvals expressly characterized herein as "CPUC Implementing Decisions" have not been taken or adopted to the satisfaction of the Parties on or before seventy-five (75) days after the date Utility duly files the last of its initial filings, whether by advice letters, motions or other initial pleadings, with the CPUC seeking adoption of all of such CPUC Implementing Decisions; (c) in the event of the adoption of or any change in any applicable rule, regulation or order which would have a material adverse effect on any Party; or (d) if the ORA has not executed and delivered the ORA Settlement Agreement on or prior to August 1, 2001. Utility will promptly notify CDWR in writing after Utility has filed the last such initial filing referred to in clause (b) above. Subject to the proviso in the preceding paragraph, in the event of any such termination of the parties' good faith obligations under this MOU or any failure of any of the Definitive Agreements to be executed or become effective, there shall be no liability for damages or otherwise on the part of a Party to another under or by reason of this MOU or any discussions, negotiations or conduct pertaining to this MOU or by reason of the failure of the transactions contemplated hereby or thereby to be consummated.

In connection with the effectuation of the elements contemplated by this MOU:

(i) Execution of the Definitive Agreements for the Transmission Sale will be subject to final passage and effectiveness of the Required Legislation and the adoption of the CPUC Implementing Decisions.

(ii) The Parties recognize that, as part of the Definitive Agreements, mutually acceptable provisions shall be made with respect to credits and liabilities for PX chargebacks and ISO underscheduling charges and the resolution of any portion of the undercollection balancing account which is attributable to chargebacks and underscheduling charges.

(iii) Execution of each Definitive Agreement called for by this MOU shall be subject to there having been no Material Adverse Change and no commencement of any bankruptcy or similar proceeding to which any party hereto is subject.

(iii) The Parties reserve the right, upon or prior to execution of the Definitive Agreements for the Transmission Sale, and as a condition to their obligations thereunder, to obtain such opinions of their financial advisors as they deem reasonably necessary.

(iv) Implementation of each element of the Plan will be further subject to the absence of any injunction, restraining order or other order restraining or prohibiting the consummation of such element, and the absence of any suit by the Federal Government seeking to restrain or prohibit the consummation thereof.

Provided the CPUC Implementing Decisions shall have become effective, Utility will pay all of the reasonable costs and expenses incurred by the State directly in connection with the negotiation or effectuation of this MOU and the Definitive Agreements, including legal fees, fees of financial advisors and accountants and expenses of its representatives, whether or not the transactions contemplated by this MOU are consummated, subject to the following:

    Utility's obligations will only be for transaction costs identified to transactions with Utility (not including, for example, costs associated with State financing of its obligations or the conservation advertising program);

    Utility will not be obligated for State costs in excess of an amount to be agreed upon based on an estimate to be provided by the State. All such costs shall be subject to audit verification; and

    Through a CPUC Implementing Decision, Utility is entitled to recover such expenses in retail rates.

  Next Steps

  Subject to the provisions of Section 13, the Parties will act in good faith to implement this MOU and effectuate the elements contemplated by this MOU as quickly as reasonably practicable. In this regard, the Governor will submit to the State Legislature, after review and comment by Utility, the Required Legislation. The Parties will then proceed diligently and in good faith to attempt to execute the Definitive Agreements by November 1, 2001.

  While time is of the essence of this MOU, failure to satisfy the calendar set forth in the preceding paragraph will not result in a termination of the obligations of the Parties under this MOU, if the Parties are continuing to proceed diligently and in good faith to achieve its implementation. Failure of the Required Legislation to be adopted and effective and the Definitive Agreements to be signed on or before December 31, 2001, will entitle any Party thereafter to terminate its obligations under this MOU upon notice to the other Parties, subject to the provisions set forth in the second paragraph of Section 13.

  Signatures

This MOU may be executed in counterparts and via facsimile. The individuals executing this MOU represent that they are authorized to sign on behalf of the Parties they represent, it being understood that the execution of this MOU by representatives of Utility and Parent is following the approval of this MOU by the Board of Directors of each such entity.

IN WITNESS WHEREOF, the undersigned have executed this Memorandum of Understanding as of the day and year first above written.

SAN DIEGO GAS & ELECTRIC COMPANY,
a California corporation

By: ___/s/ Edwin A. Guiles________
Name: _____Edwin A. Guiles ________
Title: _____Chairman _____________

CALIFORNIA DEPARTMENT OF WATER RESOURCES

By: ___/s/ Thomas H. Hannigan ____
Name: _____Thomas H. Hannigan_____
Title: _____Director _______________

AS TO SECTIONS 7 AND 10 ONLY:

SEMPRA ENERGY,
a California corporation

By: ___/s/ John R. Light___________
Name: _____John R. Light ___________
Title: _Executive Vice President and General Counsel__

Schedule 1
Additional Lands

The Additional Lands are located in northern Imperial and southeastern Riverside Counties, California, and are comprised of three parcels as described on maps delivered to DWR:

Unit A (approximately 6,600 acres) on Palo Verde Mesa, is located 2 miles northeast of the town of Palo Verde and is entirely within Riverside County. The southern boundary of the property lies on the border between Imperial and Riverside Counties and is noted as 38th Avenue on the county map.

Unit B (approximately 2,500 acres) can be accessed directly off State Highway 78 approximately 2 miles southeast of the town of Palo Verde. The property lies between Highway 78 and the Colorado River and falls entirely within Imperial County. The southern boundary of the unit abuts the northern boundary of the Cibola National Wildlife Refuge. The western boundary is formed by the Palo Verde Valley Outfall drain. The northern boundary abuts two private agricultural holdings.

Unit C (approximately 7,000 thousand acres) falls almost entirely within Riverside County except for approximately 320 acres on the south end of the Unit, which lies in Imperial County. The Palo Verde Outfall Drain bisects the southeast portion of the property. The Hodges Drain forms a portion of the western boundary and 38th Avenue lies near the southern boundary. The northern boundary is somewhat contiguous with 28th Avenue.